EXHIBIT 99.1
PRESS RELEASE

Flex Announces Kevin Krumm as Chief Financial Officer

CFO to focus on continuing Flex’s momentum in creating shareholder value and achieving long-term financial success in line with the company’s transformational goals

AUSTIN, Texas, Nov. 22, 2024 – Flex (NASDAQ: FLEX) today announced that Kevin S. Krumm will join the company as Chief Financial Officer (CFO), effective January 6, 2025. He will succeed Jaime Martinez, interim CFO, who will remain with Flex and support a smooth transition. Reporting to Flex CEO Revathi Advaithi, Mr. Krumm will focus on driving the company’s long-term financial strategy and creating shareholder value.

Mr. Krumm joins Flex with more than 20 years of experience across industrial, chemical, and healthcare industries. Previously, he served as Executive Vice President and Chief Financial Officer of APi Group Corporation, a global market-leading business services provider of safety and specialty services. Prior to APi Group, Mr. Krumm had a 15-year tenure at Ecolab Inc. in various roles of increasing responsibility, most recently as Corporate Treasurer and Senior Vice President of Global Financial Shared Services.

“Kevin’s demonstrated leadership and success across several industries is well aligned with Flex’s strategy,” said Revathi Advaithi, CEO, Flex. “I look forward to partnering with Kevin to continue to create shareholder value and drive Flex’s long-term financial success.”

“I am delighted to be joining the Flex team. Flex is uniquely positioned at the intersection of innovation and operational excellence, with a strong legacy of collaboration and execution,” said Mr. Krumm. “I look forward to working with the Flex team to build on its track record of financial performance and continue to deliver shareholder value."

Mr. Krumm holds a bachelor’s degree in accounting from the University of Northern Iowa and a master’s in business administration from the University of Chicago Booth School of Business.

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Contacts

Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com

Media & Press
Yvette Lorenz
Director, Executive Communications
(415) 225-7315
Yvette.Lorenz@flex.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements related to our future financial results and changes to Flex’s leadership and the expected timing and benefits thereof. These forward-looking statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause the actual outcomes and results to differ materially from those anticipated by these forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements. Additional information concerning these and other risks is described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our most recent Annual Report on Form 10-K and in our subsequent filings with the U.S. Securities and Exchange Commission. Flex assumes no obligation to update any forward-looking statements, which speak only as of the date they are made.